Exhibit 10.2

Summary of Compensation for Directors

Summary of Compensation for Non-Management Directors

On November 17, 2005, the Board of Directors of the Company approved an increase in director fees, committee member fees and chairperson fees paid to non-management directors of the Company beginning with the next board meeting following November 18, 2005. Director fees, committee fees and chairperson fees are only paid to non-management directors as summarized below:

Each non-management director will receive a director fee of $10,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $40,000 per year.

Each non-management director who serves on a committee of the Board of Directors will receive an annual fee of $5,000 per committee, paid quarterly.

Each non-management director who serves as the chairperson of a committee of the Board of Directors will receive an annual fee of $2,500 per committee, paid quarterly.

Summary of Compensation for Management Directors

Our three management directors are Mr. Donald R. Horton, Mr. Donald J. Tomnitz and Mr. Bill W. Wheat. These three management directors do not receive any director fees for serving as directors of the Company. The compensation for the 2006 fiscal year for Mr. Horton and Mr. Tomnitz, as executive officers of the Company, is set forth on Exhibit 10.1 attached to this Form 8-K and incorporated by reference herein. The compensation for the 2006 fiscal year for Mr. Wheat, as an executive officer and the chief financial officer of the Company, comprises of a salary of $200,000 and a discretionary bonus to be determined. Mr. Wheat also has the opportunity to participate in the Company’s other long-term benefit programs such as the SERP 2 plan and the Company’s 401(k) program. The SERP 2 plan is a promise by the Company to pay retirement benefits to the participant. If Mr. Wheat is employed by the Company on the last day of the current fiscal year (for example September 30, 2006), then the Company will establish a liability to him equal to 10% of his annual base salary as of the first day of the current fiscal year (for example October 1, 2005). This liability will accrue earnings in future years at a rate established by the administrative committee, which governs the SERP 2 plan.